Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2018
(millions, except per share amounts)
Operating Revenue	$12,943

Operating Expenses	9,221

Income from operations	3,722

Other income	373

Interest and related charges	1,280

Income from operations including noncontrolling interests before income tax expense	2,815

Income tax expense	(218)

Net income including noncontrolling interests	3,033
Noncontrolling interests	104

Net income Attributable to Dominion	$ 2,929

Earnings Per Common Share – Basic and Diluted
Income from operations	$ 4.68
Noncontrolling interests	(0.16)
Net income attributable to Dominion	$ 4.52

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2018
(millions)
Operating Revenue	$7,555

Operating Expenses	5,192

Income from operations	2,363

Other income	56

Interest and related charges	507

Income before income tax expense	1,912

Income tax expense	523

Net Income	$1,389

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2018
(millions)
Operating Revenue	$1,887

Operating Expenses	1,312

Income from operations	575

Other income	117

Interest and related charges	101

Income before income tax expense	615

Income tax expense	4

Net Income	$ 611